Exhibit 99.1

CommScope Announces Fourth Quarter 2009 Results

•	Fourth quarter net sales of $748 million

•	Net income of $37 million, or $0.37 per diluted share

•	Operating income of $73 million and adjusted operating income, excluding special items, of $100 million, or 13.4 percent of sales

•	Adjusted net income, excluding special items, of $54 million, or $0.53 per diluted share

•	Record fourth quarter cash flow from operations of $122 million and record annual cash flow from operations of $484 million

HICKORY, NC, February 22, 2010—CommScope, Inc. (NYSE: CTV), a global leader in infrastructure solutions for communications networks, reported sales of $748.5 million and net income of $37.1 million, or $0.37 of diluted earnings per share, for the quarter ended December 31, 2009.

The reported quarterly net income includes after-tax charges of approximately $16.5 million for the amortization of purchased intangibles and $0.4 million in restructuring costs. Excluding these special items, adjusted fourth quarter 2009 earnings were $54.0 million, or $0.53 of diluted earnings per share. (A reconciliation of reported GAAP results to adjusted results is attached.)

For the quarter ended December 31, 2008, CommScope reported sales of $861.8 million and a net loss of $342.4 million, or $4.86 per share. The reported net loss included after-tax charges of approximately $359.5 million for the impairment of goodwill and other intangible assets, $17.7 million for the amortization of purchased intangibles and $8.8 million for restructuring and net other special items. Excluding these special items, adjusted fourth quarter 2008 earnings were $43.6 million, or $0.55 of diluted earnings per share.

“Despite the many challenges and uncertainties we faced this year, our team pulled together to create what we believe will be a bright future for CommScope,” said Chairman and Chief Executive Officer Frank Drendel. “In the face of the unprecedented financial turmoil and recession, I am particularly proud of our diligent cost controls and working capital management as we maintained our operating margin, delivered record cash flow from operations and strengthened our balance sheet.

“We continue to believe sophisticated mobile devices will drive new investment by carriers in wireless 3G and 4G technologies while high bandwidth applications such as streaming video will drive ongoing investment in intelligent offices and data centers of leading enterprises. We believe CommScope is very well positioned globally to benefit from these trends.”

Sales Overview

Fourth quarter 2009 sales of $748.5 million declined 13.1 percent compared to $861.8 million in the year ago quarter. Sales declined primarily due to overall weakness in the global economy. Lower year-over-year sales in the Antenna, Cable and Cabinet Group (ACCG), Enterprise and Broadband segments were somewhat offset by higher Wireless Network Solutions (WNS) segment sales. Foreign exchange rates positively affected sales by $16.4 million year over year and $6.3 million sequentially, primarily in the ACCG segment.

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While the fourth quarter is historically one of the weaker quarters of the year, overall sales were stable sequentially. Strong sales in the project-oriented WNS segment substantially offset the seasonal decline in the Broadband segment. A 26.9 percent sequential sales increase in the Asia Pacific (APAC) region was more than offset by an overall sales decline of 5.6 percent in other regions.

Net Sales by Segment

($ in millions)

	Fourth Quarter 2009	Fourth Quarter 2008	Third Quarter 2009	% Change
				YOY	Sequential
ACCG	$311.9	$386.3	$316.4	-19.3%	-1.4%
Enterprise	174.7	194.1	177.6	-10.0%	-1.6%
Broadband	103.8	132.6	136.7	-21.7%	-24.1%
WNS	158.7	150.2	120.3	5.7%	31.9%
Inter-segment eliminations	(0.6)	(1.4)	(0.6)	n/a	n/a

Total CommScope Net Sales	$748.5	$861.8	$750.4	-13.1%	-0.3%

Net Sales by Region

($ in millions)

	Fourth Quarter 2009	Fourth Quarter 2008	Third Quarter 2009	% Change
				YOY	Sequential
United States	$378.7	$403.4	$401.8	-6.1%	-5.7%
Europe, Middle East & Africa	160.6	232.6	169.7	-31.0%	-5.4%
Asia Pacific	156.0	138.5	122.9	12.6%	26.9%
Other Americas	53.8	88.7	56.6	-39.3%	-4.9%

Subtotal International	$370.4	$459.8	$349.2	-19.4%	6.1%

Inter-segment eliminations	(0.6)	(1.4)	(0.6)	n/a	n/a

Total CommScope Net Sales	$748.5	$861.8	$750.4	-13.1%	-0.3%

ACCG segment sales declined 1.4 percent sequentially to $311.9 million in the normally weaker fourth quarter. Weaker sequential ACCG sales in the Europe, Middle East and Africa region (EMEA) were substantially offset by stronger sales in the APAC region.

Enterprise segment sales declined 1.6 percent sequentially to $174.7 million, which is substantially less than the historical sequential decline. The company has seen initial signs of stabilization in global corporate information technology spending and continues to see solid business trends in the data center market.

Broadband segment sales declined 24.1 percent sequentially to $103.8 million primarily due to volume declines related to typical seasonality and a reduction in pricing on certain cable products.

2	12Feb10

Sales in the project-oriented WNS segment increased 31.9 percent sequentially to $158.7 million primarily due to a recovery in sales to the APAC region. The company has seen positive trends in the sales of integrated amplifier products such as remote radio heads as wireless operators transition to 4G wireless technologies.

In the fourth quarter, U.S. sales declined 5.7 percent sequentially to $378.7 million or 50.6 percent of total company sales.

Customer orders booked in the fourth quarter 2009 were $735 million.

Operating Income Overview

Operating income in the fourth quarter of 2009 was $73.2 million compared to an operating loss of $342.4 million for the comparable 2008 period. Adjusted operating income, which excludes special items and the amortization of purchased intangible assets, rose 5.9 percent from the year-ago quarter to $100.2 million. Despite lower sales volumes, adjusted operating margin rose 240 basis points year over year to 13.4 percent primarily due to cost management programs including the suspension of certain cash bonus programs for employees. (A reconciliation of GAAP to adjusted operating income is attached.)

Fourth Quarter 2009 Adjusted (non-GAAP) Operating Income by Segment

($ in millions)

	ACCG	Enterprise	Broadband	WNS	Total
Operating income, as reported	$13.7	$27.6	$12.6	$19.3	$73.2

Amortization of purchased intangible assets (1)	19.1	1.6	0.5	5.2	26.4
Restructuring costs	0.4	0.1	0.1	—	0.6

Adjusted (non-GAAP) operating income	$33.2	$29.3	$13.2	$24.5	$100.2
Adjusted (non-GAAP) operating margin	10.6%	16.8%	12.7%	15.4%	13.4%

Third Quarter 2009 Adjusted (non-GAAP) Operating Income by Segment

($ in millions)

	ACCG	Enterprise	Broadband	WNS	Total
Operating income (loss), as reported	$23.0	$36.9	$32.3	$(1.0)	$91.2

Amortization of purchased intangible assets (1)	17.2	1.6	0.5	5.2	24.5
Restructuring costs	0.8	0.6	0.5	1.3	3.2

Adjusted (non-GAAP) operating income	$41.0	$39.1	$33.3	$5.5	$118.9
Adjusted (non-GAAP) operating margin	13.0%	22.0%	24.4%	4.6%	15.8%

3	12Feb10

Fourth Quarter 2008 Adjusted (non-GAAP) Operating Income by Segment

($ in millions)

	ACCG	Enterprise	Broadband	WNS	Total
Operating income (loss), as reported	$(101.8)	$29.1	$11.8	$(281.5)	$(342.4)

Amortization of purchased intangible assets (1)	18.0	1.6	0.5	8.2	28.3
Restructuring costs	4.3	6.2	1.9	0.1	12.5
Purchase accounting adjustments related to inventory	—	—	—	0.4	0.4
Acquisition and transition costs	0.6	—	—	0.3	0.9
Alignment of certain employee benefit policies	(0.3)	(0.6)	(1.3)	—	(2.2)
Goodwill and other intangible asset impairments	122.6	—	—	274.5	397.1

Adjusted (non-GAAP) operating income	$43.4	$36.3	$12.9	$2.0	$94.6
Adjusted (non-GAAP) operating margin	11.2%	18.7%	9.7%	1.3%	11.0%

(1)	Includes amortization in cost of sales

CommScope management believes that presenting operating income (loss) information excluding the special items noted above provides meaningful information to investors in understanding operating results and may enhance investors’ ability to analyze financial and business trends, when considered together with the GAAP financial measures. In addition, CommScope management believes that these non-GAAP financial measures allow investors to compare period to period more easily by excluding items that could have a disproportionately negative or positive impact on results in any particular period.

Fourth Quarter 2009 Financial Highlights

•

Gross margin for the fourth quarter of 2009 was 29.8 percent and includes $3.6 million of amortization of purchased intangibles in Cost of Sales. Despite lower sales volumes, gross margin rose 200 basis points year over year primarily due to manufacturing profit improvement programs and the suspension of certain cash bonus programs for employees.

•

SG&A expense for the fourth quarter of 2009 was $101.2 million, down $15.7 million or 13.5 percent year over year, due primarily to lower sales volumes and the suspension of certain cash bonus programs for employees.

•	Interest expense declined 29.2 percent year over year to $25.9 million primarily due to lower outstanding debt balances.

•

Total depreciation and amortization expense in the fourth quarter was $50.8 million. Amortization of purchased intangibles was $26.4 million and included $2.0 million of accelerated amortization resulting from a change in the estimated useful life of a trade name.

•	Net operating cash flow rose 12.7 percent year over year to a new fourth quarter record of $122.2 million.

•

The company’s effective income tax rate for the quarter was 25.7 percent. This tax rate reflects the benefit of operations outside the U.S. that are generally taxed at rates lower than the U.S. statutory rate as well as benefits arising from the completion of prior year U.S. and foreign income tax returns and filing of various amended tax returns.

4	12Feb10

Other Highlights

•

Eddie Edwards was named president and chief operating officer of CommScope, Inc. effective January 1. Edwards succeeds Brian Garrett, who will retire later in 2010 after a 30-year career with the company. In related changes, CommScope restructured its global management organization across its existing segments to take advantage of opportunities for accelerated growth. Three executives have been named to expanded global leadership roles in the new organization reporting to Edwards:

•	Randy Crenshaw was named executive vice president and chief supply officer

•	Ted Hally was named executive vice president and chief commercial officer

•	Bob Suffern was named senior vice president and chief technology officer

•

CommScope’s Andrew SolutionsTM expanded its support for wireless backhaul through the recently introduced microwave ValuLine VisionTM one-meter antenna and the launch of the Comsearch iQ.link® Services suite. The ValuLine Vision microwave antenna solution offers high performance in a smaller size antenna, which helps operators reduce costs through lower tower loading and easier installation. The Comsearch iQ.link Services suite provides network engineering analysis and software tools that enable microwave planners to roll out high capacity backhaul networks quickly and efficiently.

•

CommScope’s Andrew Solutions has continued to expand its support of location-enabled networks, most recently through its introduction of the GeoLENsTM Policy Server. The GeoLENSs Policy Server is the world’s first location protection server, which is a new solution for operators in need of securing, protecting and managing access to their network subscribers—in either wireless or wireline networks. The rapid adoption of IP technologies in networks, along with consumers’ growing use of smartphones and advanced data applications, has elevated the need for networks that are location-enabled. Since its first installations in 2001 for E911 mobile caller location, Andrew Solutions has been a leader in providing innovative, reliable caller location solutions for wireless networks.

•

CommScope’s Andrew Solutions continues to make progress with its HELIAX® 2.0 FXL smoothwall aluminum cable in China. It recently authenticated the superior performance of its aluminum cable for wireless networks through independent testing conducted by Telab B.V., the leading test lab in China. Telab conducted multiple tests on HELIAX® 2.0 FXL based on the China Communications Standard Association’s YD/T 1092-2004 standard, which defines performance requirements for coaxial cable used in the nation’s wireless communications industry. HELIAX 2.0 FXL met or surpassed the electrical performance specifications set by Telab and was the first aluminum cable tested by Telab to pass 10 rounds of environmental testing.

•

CommScope’s Enterprise Solutions continues its leadership supporting the growing data center market and has joined forces with IBM. The company recently announced that it is teaming up with IBM on its Fiber Transport System (FTS) S-Line Solution – a pre-terminated fiber optic solution that can be integrated into IBM’s Portable Modular Data Center (PMDC). The IBM Portable Modular Data Center provides a fully-functional, mobile data center that allows for quick deployment and installation into virtually any environment.

5	12Feb10

Manufacturing Review

CommScope continually evaluates and adjusts operations to improve service, lower costs and improve the return on capital investments. During 2009, the company took steps to rationalize production operations among the global manufacturing facilities and expects to continue evaluating its global facilities during 2010.

The company recently announced that it plans to reduce the workforce at its Connectivity Solutions Manufacturing Inc. facility in Omaha. The company is also analyzing options for the facility’s future. These options include expanding the use of contract manufacturers and potentially closing the Omaha facility and relocating production to other, lower-cost, CommScope locations.

Full Year 2009 Results

CommScope reported sales of $3.02 billion for 2009 and net income of $77.8 million, or $0.86 of diluted earnings per share. The Company’s 2009 results include after-tax charges of $62.2 million for the amortization of purchased intangibles, $23.4 million for the loss on debt conversions and prepayments, $13.8 million of restructuring costs and $12.3 million related to a litigation charge. Excluding these special items, 2009 adjusted earnings were $189.5 million, or $2.02 of diluted earnings per share, compared to 2008 adjusted earnings of $264.8 million, or $3.31 of diluted earnings per share. (A reconciliation of reported GAAP results to adjusted results is attached.)

For calendar year 2009 CommScope generated record free cash flow of $442.7 million (consisting of record cash flow from operations of $483.6 million less $40.9 million of additions to property, plant and equipment).

During 2009, CommScope also amended its senior secured credit facilities and reduced its total debt outstanding by nearly $500 million through several capital markets transactions. Through these actions, the company has strengthened its balance sheet and enhanced financial flexibility.

Outlook

CommScope management provided the following guidance for the first quarter of 2010:

•	Revenue of $700 million to $730 million

•	Adjusted operating income of $50 million to $65 million, excluding amortization of purchased intangibles, restructuring and other special items

•	Tax rate of 32 percent to 36 percent on adjusted pretax income

•	Excess cash flow debt repayment of approximately $130 million

“As we exit a difficult year, we are pleased to see the initial signs of stabilization in our served markets,” said Executive Vice President and Chief Financial Officer Jearld Leonhardt. “During 2009 to help counter the negative effect of the unprecedented economic turmoil, we implemented spending and budget cuts, headcount reductions, a salary freeze and the elimination of certain cash bonuses.

“During 2010, we expect to return to more normal business practices, which we expect will result in increased operating expenses. As we look ahead, we believe that we are strongly positioned for long-term profitable growth. However, our ability to forecast with normal levels of confidence continues to be negatively affected by economic uncertainty, volatile carrier spending and fluctuations in currencies and commodities.

6	12Feb10

“Although we expect a slow start to the year, we expect growth in both sales and adjusted operating income in 2010, excluding any special items. We expect business to improve as we move through the year and expect sales in the second half of 2010 to be stronger than sales in the first half of the year. We continue to believe that we are well positioned to benefit from the ongoing build out of wireless and wireline networks.”

Conference Call Information

CommScope plans to host a call today at 5:00 p.m. EST to discuss fourth quarter results. You are invited to download slides of the presentation from the Investor Relations page of CommScope’s website and listen to the conference call or live webcast with Frank Drendel, chairman and CEO; Eddie Edwards, president and COO; and Jearld Leonhardt, executive vice president and CFO.

To participate in the conference call, U.S. callers should dial +1 866-845-6585 and callers outside of the U.S. should dial +1 706-643-2944. The conference identification number is 54700904. Please plan to dial in 10 - 15 minutes before the start of the call to facilitate a timely connection. The live, listen-only audio of the call will be available through a link on the Investor Relations page of CommScope’s website at www.commscope.com.

If you are unable to participate and would like to hear a replay, U.S. callers can dial +1 800-642-1687 and callers outside the U.S. can dial +1 706-645-9291 for the replay. The replay identification number is 54700904 and will be available through March 8, 2010. A webcast replay will also be archived on CommScope’s website for a limited period of time following the conference call.

About CommScope

CommScope, Inc. (NYSE: CTV – www.commscope.com) is a world leader in infrastructure solutions for communication networks. Through its Andrew SolutionsTM brand, it is a global leader in radio frequency subsystem solutions for wireless networks. Through its SYSTIMAX® and Uniprise® brands, CommScope is a world leader in network infrastructure solutions, delivering a complete end-to-end physical layer solution, including cables and connectivity, enclosures, intelligent software and network design services, for business enterprise applications. CommScope also is the premier manufacturer of coaxial cable for broadband cable television networks and one of the leading North American providers of environmentally secure cabinets for DSL and FTTN applications. Backed by strong research and development, CommScope combines technical expertise and proprietary technology with global manufacturing capability to provide customers with infrastructure solutions for evolving global communications networks in more than 100 countries around the world.

Forward Looking Statement

This press release contains forward-looking statements regarding, among other things, the business position, plans, outlook, integration, synergies and other financial items relating to CommScope that are based on information currently available to management, management’s beliefs and a number of assumptions concerning future events. Statements made in the future tense, and statements using words such as “expect,” “believe,” “intend,” “goal,” “estimate,” “project,” “plans,” “anticipate,” “designed to,” “long term view,” “confident,” “think,” “scheduled,” “outlook,” “guidance” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not a guarantee of performance and are subject to a number of risks and uncertainties, many of which are difficult to predict and are beyond the control of CommScope, and therefore should be carefully considered. Factors that could cause actual results of CommScope to differ materially include, but are not limited to, continued global economic weakness and uncertainties and disruption in the credit and financial markets; changes in cost and availability of key raw materials and the potential effect on customer pricing; the challenges of achieving anticipated cost-reduction synergies; delays or challenges related to removing, transporting or reinstalling equipment; the ability to retain qualified employees; customer demand for our products and the ability to maintain existing business alliances with key customers or distributors; competitive pricing and acceptance of products; industry competition and the ability to retain customers through product innovation; concentration of sales among a limited number of customers or distributors; customer bankruptcy; the risk that internal production capacity and that of contract manufacturers may be insufficient to meet customer demand or quality standards for our products; the risk that customers might cancel orders placed or that orders currently placed may affect order levels in the future; continuing consolidation among customers; possible production disruption due to supplier or contract manufacturer bankruptcy, reorganization or restructuring; successful ongoing operation of our vertical integration activities; the possibility of further restructuring actions; possible future impairment charges for fixed or intangible assets, including goodwill; increased obligations under employee benefit plans; significant international operations and the impact of variability in foreign exchange rates; ability to fully realize anticipated benefits from prior or future acquisitions or equity investments; substantial indebtedness and maintaining compliance with debt covenants; capital structure changes; tax rate variability and ability to recover amounts recorded as

7	12Feb10

value added tax receivables; changes in tax laws or regulations; product performance issues and associated warranty claims; ability to successfully implement major systems initiatives; realignment of global manufacturing capacity; cost of protecting or defending intellectual property; ability to obtain capital on commercially reasonable terms; adequacy and availability of insurance; costs and challenges of compliance with domestic and foreign environmental laws and the effects of climate change; fluctuations in interest rates; the ability to achieve expected sales growth and earnings goals; the outcome of pending and future litigations and proceedings; authoritative changes in generally accepted accounting principles by standard-setting bodies; political instability; and regulatory changes affecting us or the industries we serve. For a more complete description of factors that could cause such a difference, please see CommScope’s filings with the Securities and Exchange Commission (SEC), which are available on CommScope’s website or at www.sec.gov. In providing forward-looking statements CommScope does not undertake any duty or obligation to update these statements as a result of new information, future events or otherwise.

Investor Contact:	News Media Contact:
Philip Armstrong, CommScope	Rick Aspan, CommScope
+1 828-323-4848	+1 708-236-6568
publicrelations@commscope.com

Mark Huegerich, CommScope
+1 828-431-2540

8	12Feb10

CommScope, Inc.

Condensed Consolidated Statements of Operations

(Unaudited — In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Net sales	$748,467	$861,793	$3,024,859	$4,016,561

Operating costs and expenses:
Cost of sales	525,707	622,209	2,159,455	2,936,939
Selling, general and administrative	101,209	116,940	404,562	501,820
Research and development	24,990	30,992	107,447	134,777
Amortization of purchased intangible assets	22,744	24,465	85,217	97,863
Restructuring costs	618	12,476	20,645	37,600
Goodwill and other intangible asset impairments	—	397,093	—	397,093

Total operating costs and expenses	675,268	1,204,175	2,777,326	4,106,092

Operating income (loss)	73,199	(342,382)	247,533	(89,531)
Other income (expense), net	1,343	(848)	(11,227)	(16,865)
Interest expense	(25,935)	(36,645)	(125,400)	(148,860)
Interest income	1,298	3,268	4,648	18,811

Income (loss) before income taxes	49,905	(376,607)	115,554	(236,445)
Income tax (expense) benefit	(12,838)	34,231	(37,755)	7,923

Net income (loss)	$37,067	$(342,376)	$77,799	$(228,522)

Earnings (loss) per share:
Basic	$0.39	$(4.86)	$0.91	$(3.29)
Diluted (a)	$0.37	$(4.86)	$0.86	$(3.29)

Weighted average shares outstanding:
Basic	93,909	70,453	85,091	69,539
Diluted (a)	105,971	70,453	96,600	69,539

(a) Calculation of diluted earnings (loss) per share:
Net income (loss) (basic)	$37,067	$(342,376)	$77,799	$(228,522)
Convertible debt add-back (b)	1,726	—	5,117	—

Numerator (diluted)	$38,793	$(342,376)	$82,916	$(228,522)

Weighted average shares (basic)	93,909	70,453	85,091	69,539
Dilutive effect of:
Stock options (c)(d)	628	—	455	—
Restricted stock units and performance share units (c)	979	—	776	—
Convertible debt (b)(c)	10,455	—	10,278	—

Denominator (diluted)	105,971	70,453	96,600	69,539

(b)	Incremental interest expense (after-tax) and shares associated with convertible debt.
(c)	The calculation of diluted earnings (loss) per share for the three months ended December 31, 2008 excludes the dilutive effect of stock options (0.1 million shares), restricted stock units and performance share units (0.7 million shares), and convertible senior debt (9.2 million shares) because they would have decreased the loss per share. The calculation of diluted earnings (loss) per share for the twelve months ended December 31, 2008 excludes the dilutive effect of stock options (0.8 million shares), restricted stock units and performance share units (0.7 million shares), and convertible debt (9.7 million shares) because they would have decreased the loss per share.
(d)	Options to purchase approximately 1.0 million and 1.1 million common shares were excluded from the computation of diluted earnings per share for the three and twelve months ended December 31, 2009, respectively, because they would have been antidilutive. Options to purchase approximately 1.9 million and 1.0 million common shares were excluded from the computation of diluted earnings per share for the three and twelve months ended December 31, 2008, respectively, because they would have been antidilutive.

See notes to consolidated financial statements included in our Form 10-K.

9	12Feb10

CommScope, Inc.

Condensed Consolidated Balance Sheets

(Unaudited — In thousands, except share amounts)

	December 31, 2009	December 31, 2008
Assets

Cash and cash equivalents	$662,440	$412,111
Short-term investments	40,465	—

Total cash, cash equivalents and short-term investments	702,905	412,111

Accounts receivable, less allowance for doubtful accounts of $16,572 and $19,307, respectively	598,959	695,820
Inventories, net	314,047	450,310
Prepaid expenses and other current assets	61,435	70,778
Deferred income taxes	67,610	81,024

Total current assets	1,744,956	1,710,043

Property, plant and equipment, net	412,388	468,140
Goodwill	995,037	997,257
Other intangibles, net	721,390	821,128
Other noncurrent assets	67,545	66,192

Total Assets	$3,941,316	$4,062,760

Liabilities and Stockholders’ Equity

Accounts payable	$200,869	$244,273
Other accrued liabilities	247,447	306,537
Current portion of long-term debt	140,810	374,498

Total current liabilities	589,126	925,308

Long-term debt	1,403,668	1,667,286
Deferred income taxes	143,132	150,357
Pension and postretirement benefit liabilities	134,770	164,075
Other noncurrent liabilities	121,637	147,376

Total Liabilities	2,392,333	3,054,402

Commitments and contingencies

Stockholders’ Equity:
Common stock, $.01 par value; Authorized shares: 300,000,000; Issued and outstanding shares: 94,217,797 at December 31, 2009 and 70,798,864 at December 31, 2008	1,046	811
Additional paid-in capital	1,361,156	969,976
Retained earnings	394,884	317,085
Accumulated other comprehensive loss	(58,434)	(132,411)
Treasury stock, at cost: 10,348,195 shares at December 31, 2009 and 10,312,088 shares at December 31, 2008	(149,669)	(147,103)

Total Stockholders’ Equity	1,548,983	1,008,358

Total Liabilities and Stockholders’ Equity	$3,941,316	$4,062,760

See notes to consolidated financial statements included in our Form 10-K.

10	12Feb10

CommScope, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited — In thousands)

	Year Ended December 31,
	2009	2008
Operating Activities:
Net income (loss)	$77,799	$(228,522)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	204,352	218,602
Equity-based compensation	27,506	18,879
Excess tax benefits from equity-based compensation	(401)	(6,234)
Non-cash interest expense on 3.50% convertible debentures	12,004	—
Loss on conversion of debt securities	8,649	2,761
Goodwill and other intangible asset impairments	—	397,093
Deferred income taxes	(16,774)	(108,007)
Changes in assets and liabilities	170,495	67,349

Net cash provided by operating activities	483,630	361,921

Investing Activities:
Additions to property, plant and equipment	(40,861)	(57,824)
Proceeds from disposal of fixed assets	4,630	8,017
Proceeds from sale of product lines	—	8,869
Net purchases of short-term investments	(40,465)	—
Cash paid for acquisitions	(1,138)	(61,410)
Other	5,883	(5,012)

Net cash used in investing activities	(71,951)	(107,360)

Financing Activities:
Proceeds from issuance of long-term debt	388,125	—
Principal payments on long-term debt	(761,905)	(484,311)
Net proceeds from the issuance of common stock	220,128	—
Long-term debt financing costs	(12,590)	(5,799)
Proceeds from the issuance of common shares under equity-based compensation plans	1,083	12,867
Excess tax benefits from equity-based compensation	401	6,234
Common shares repurchased under equity-based compensation plans	(2,982)	(1,568)

Net cash used in financing activities	(167,740)	(472,577)

Effect of exchange rate changes on cash	6,390	(19,324)

Change in cash and cash equivalents	250,329	(237,340)
Cash and cash equivalents, beginning of period	412,111	649,451

Cash and cash equivalents, end of period	$662,440	$412,111

See notes to consolidated financial statements included in our Form 10-K.

11	12Feb10

CommScope, Inc.

Net Sales and Operating Income (Loss) by Reportable Segment

(Unaudited — In millions)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Net Sales:
ACCG	$311.9	$386.3	$1,276.4	$1,860.5
Enterprise	174.7	194.1	660.6	885.1
Broadband	103.8	132.6	472.9	590.9
WNS	158.7	150.2	617.7	690.9
Inter-segment eliminations	(0.6)	(1.4)	(2.7)	(10.8)

Consolidated Net Sales	$748.5	$861.8	$3,024.9	$4,016.6

Operating Income (Loss):
ACCG	$13.7	$(101.8)	$37.9	$47.4
Enterprise	27.6	29.1	99.8	152.1
Broadband	12.6	11.8	81.3	20.3
WNS	19.3	(281.5)	28.5	(309.3)

Consolidated Operating Income (Loss)	$73.2	$(342.4)	$247.5	$(89.5)

12	12Feb10

CommScope, Inc.

Reconciliation of GAAP Measures to Adjusted Measures

(Unaudited — In millions, except per share amounts)

	Three Months Ended December 31, 2009			Year Ended December 31, 2009
	Operating Income	Net Income (1)	Diluted EPS	Operating Income	Net Income (1)	Diluted EPS

As reported	$73.2	$37.1	$0.37	$247.5	$77.8	$0.86

Special items:
Amortization of purchased intangible assets (2)	26.4	16.5	0.16	99.7	62.2	0.65
Restructuring costs	0.6	0.4	—	20.6	13.8	0.14
Litigation charge	—	—	—	21.2	12.3	0.13
Loss on debt conversions and prepayments	—	—	—	—	23.4	0.24

As adjusted for special items	$100.2	$54.0	$0.53	$389.0	$189.5	$2.02

	Three Months Ended September 30, 2009
	Operating Income	Net Income (1)	Diluted EPS

As reported	$91.2	$45.8	$0.45

Special items:
Amortization of purchased intangible assets (2)	24.5	15.3	0.14
Restructuring costs	3.2	2.2	0.02

As adjusted for special items	$118.9	$63.3	$0.61

(1)	The tax rates applied to special items reflect the tax expense or benefit expected to be realized based on the tax jurisdiction of the entity generating the special item. There are certain special items for which we expect to receive little or no tax benefit.
(2)	Includes amortization included in Cost of Sales

CommScope management believes that presenting operating income, net income and diluted EPS information excluding the special items noted above provides meaningful information to investors in understanding operating results and may enhance investors’ ability to analyze financial and business trends, when considered together with the GAAP financial measures. In addition, CommScope management believes that these non-GAAP financial measures allow investors to compare period to period more easily by excluding items that could have a disproportionately negative or positive impact on results in any particular period.

13	12Feb10

CommScope, Inc.

Reconciliation of GAAP Measures to Adjusted Measures

(Unaudited — In millions, except per share amounts)

	Three Months Ended December 31, 2008			Year Ended December 31, 2008
	Operating Income (Loss)	Net Income (Loss) (1)	Diluted EPS	Operating Income (Loss)	Net Income (Loss) (1)	Diluted EPS

As reported	$(342.4)	$(342.4)	$(4.86)	$(89.5)	$(228.5)	$(3.29)

Special items:
Amortization of purchased intangible assets (2)	28.3	17.7	0.25	113.3	71.5	0.96
Restructuring costs	12.5	9.3	0.13	37.6	34.1	0.46
Purchase accounting adjustments related to inventory	0.4	0.3	—	59.7	38.6	0.52
Acquisition and transition costs	0.9	0.6	0.01	5.1	3.3	0.04
Alignment of certain employee benefit policies	(2.2)	(1.4)	(0.02)	(12.2)	(7.6)	(0.10)
Goodwill and other intangible asset impairments	397.1	359.5	5.04	397.1	359.5	4.80
Cost related to conversion of 1% debentures	—	—	—	—	2.8	0.04
Release of income tax valuation allowance	—	—	—	—	(3.9)	(0.05)
Settlement of tax audits	—	—	—	—	(5.0)	(0.07)

As adjusted for special items	$94.6	$43.6	$0.55	$511.1	$264.8	$3.31

(1)	The tax rates applied to special items reflect the tax benefit expected to be realized based on the tax jurisdiction of the entity generating the special item. There are certain special items for which we expect to receive little or no tax benefit.
(2)	Includes amortization included in Cost of Sales

CommScope management believes that presenting operating income (loss), net income (loss) and diluted EPS information excluding the special items noted above provides meaningful information to investors in understanding operating results and may enhance investors’ ability to analyze financial and business trends, when considered together with the GAAP financial measures. In addition, CommScope management believes that these non-GAAP financial measures allow investors to compare period to period more easily by excluding items that could have a disproportionately negative or positive impact on results in any particular period.

14	12Feb10

CommScope, Inc.

Reconciliation of GAAP to Adjusted (non-GAAP) Operating Income by Segment

(Unaudited — In millions)

Year Ended December 31, 2009 Adjusted (non-GAAP) Operating Income by Segment

($ in millions)

	ACCG	Enterprise	Broadband	WNS	Total
Operating income, as reported	$37.9	$99.8	$81.3	$28.5	$247.5

Amortization of purchased intangible assets (1)	70.6	6.3	2.2	20.6	99.7
Restructuring costs	7.7	3.1	4.6	5.2	20.6
Litigation charge	—	—	—	21.2	21.2

Adjusted (non-GAAP) operating income	$116.2	$109.2	$88.1	$75.5	$389.0
Adjusted (non-GAAP) operating margin	9.1%	16.5%	18.6%	12.2%	12.9%

Year Ended December 31, 2008 Adjusted (non-GAAP) Operating Income by Segment

($ in millions)

	ACCG	Enterprise	Broadband	WNS	Total
Operating income (loss), as reported	$47.4	$152.1	$20.3	$(309.3)	$(89.5)

Amortization of purchased intangible assets (1)	72.0	6.4	2.0	32.9	113.3
Restructuring costs	4.3	7.8	25.4	0.1	37.6
Purchase accounting adjustments related to inventory	31.7	—	—	28.0	59.7
Acquisition and transition costs	3.3	0.2	0.1	1.5	5.1
Alignment of certain employee benefit policies	(3.6)	(3.1)	(5.5)	—	(12.2)
Goodwill and other intangible asset impairments	122.6	—	—	274.5	397.1

Adjusted (non-GAAP) operating income	$277.7	$163.4	$42.3	$27.7	$511.1
Adjusted (non-GAAP) operating margin	14.9%	18.5%	7.2%	4.0%	12.7%

(1)	Includes amortization included in Cost of Sales

CommScope management believes that presenting operating income (loss) information excluding the special items noted above provides meaningful information to investors in understanding operating results and may enhance investors’ ability to analyze financial and business trends, when considered together with the GAAP financial measures. In addition, CommScope management believes that these non-GAAP financial measures allow investors to compare period to period more easily by excluding items that could have a disproportionately negative or positive impact on results in any particular period.

15	12Feb10